Exhibit 99.1

CONTACT:
Investors: Peggy Reilly Tharp	Media: George Csolak
314-628-7491	314-628-7266
peggy.tharp@savvis.net	george.csolak@savvis.net

Savvis Reports Second Quarter 2010 Results

Quarter-on-Quarter Revenue Results Show Improvement

ST. LOUIS, July 26, 2010 – Savvis, Inc. (NASDAQ: SVVS), a global leader in cloud infrastructure and hosted IT solutions for enterprises, today reported its second quarter 2010 financial results, with revenue of $221.8 million, compared to $219.9 million in the second quarter of 2009. Adjusted EBITDA* was $54.7 million, excluding $3.5 million of Fusepoint acquisition and integration costs, compared to $55.1 million of adjusted EBITDA in the second quarter of 2009.

Income from continuing operations for the second quarter of 2010 was $2.6 million, compared to $9.5 million in the second quarter of 2009. The company reported a net loss of ($13.2) million, or ($0.24) per share, in the second quarter of 2010, compared to a second quarter 2009 net loss of ($6.2) million, or ($0.12) per share. Leveraged free cash flow* in the second quarter of 2010 was ($13.2) million, down from $15.3 million in the second quarter of 2009.

“Once again, Savvis outperformed internal plans for revenue, bookings, installs, churn and renewals,” said Jim Ousley, chairman and chief executive officer for Savvis. “The organic growth we are seeing - in combination with our strategic acquisition of Fusepoint - has left us poised to exit the year at double digit growth run rates for both revenue and adjusted EBITDA. We look forward to building on our successive quarterly strength, as we continue implementing our new programs and process improvements and benefiting from our efforts.”

Second Quarter Financial Results

US dollars in millions	Three months ended
	6/30/10	3/31/10	6/30/09
Hosting	$158.2	$152.8	$152.2
Network	$63.6	$63.8	$67.7

Total revenue	$221.8	$216.6	$219.9

Cost of revenue(1)	$120.2	$119.4	$121.4
SG&A expenses(1)	$56.9	$51.7	$51.1
Non-cash, equity-based compensation(1)	$6.5	$8.5	$7.8
Income from continuing operations	$2.6	$4.8	$9.5
Net income (loss) from continuing operations	($13.1)	($11.3)	($6.2)
Income (loss) from discontinued operations, net of income tax(2)	($0.05)	—	—
Net income (loss)	($13.2)	($11.3)	($6.2)

Adjusted EBITDA	$54.7	$54.0	$55.1
Adjusted EBITDA margin	25%	25%	25%

The Fusepoint acquisition was completed on June 16, 2010. (1) Both cost of revenue and SG&A expenses exclude depreciation, amortization and accretion and include non-cash, equity-based compensation. Total non-cash, equity-based compensation attributed to cost of revenue for the three months ended June 30, 2010, March 31, 2010, and June 30, 2009, was $1.5 million, $1.6 million and $1.5 million and to SG&A expenses was $5.1 million, $6.8 million and $6.3 million, respectively. (2) Includes a ($49,000) loss from the application services business acquired from Fusepoint, which has been classified as an asset held for sale, as of June 30, 2010.

Second Quarter Overview

Total Savvis revenue for the second quarter was $221.8 million, up 2% compared to first quarter 2010 revenue of $216.6 million. Excluding revenue from the Fusepoint acquisition, revenue for the second quarter was $220.3 million, up 2% compared to the first quarter of 2010.

Adjusted EBITDA was $54.7 million for the second quarter of 2010, up 1% compared to $54.0 million of adjusted EBITDA recorded in the first quarter of 2010. As expected, the company increased its sales and marketing spend, as it continued to ramp up its efforts in this area.

For the second quarter of 2010, income from continuing operations of $2.6 million was down when compared to the $4.8 million recorded in the first quarter of 2010. A net loss from continuing operations of ($13.1) million was recorded in the second quarter of 2010, compared to a net loss of ($11.3) million in the first quarter of 2010. Savvis recorded a loss per share of ($0.24) in the second quarter of 2010, compared to a loss per share of ($0.21) in the first quarter of 2010. For the second quarter, leveraged free cash flow was ($13.2) million, down from ($4.5) million in the first quarter of 2010.

Hosting

US dollars in millions	Three months ended
	6/30/10	3/31/10	6/30/09
Colocation	$84.3	$82.5	$84.9
Managed Services	$73.9	$70.3	$67.3

Total Hosting revenue	$158.2	$152.8	$152.2
Percentage change		4%	4%

Overall Hosting revenue was $158.2 million in the second quarter, up 4% on a quarter-over-quarter basis. On a year-over-year basis, Hosting revenue was up 4%. Excluding revenue from the Fusepoint acquisition, overall Hosting revenue was $156.8 million in the second quarter, up 3% on a year-over-year basis and up 3% on a quarter-over-quarter basis.

For the quarter, Managed Services contributed $73.9 million to overall Hosting revenue, or 47%. Managed Services revenue was up 5% on a quarterly basis and year-over-year it was up 10%. Excluding revenue from the Fusepoint acquisition, Managed Services revenue was $73.2 million in the second quarter, up 4% on a quarter-over-quarter basis and up 9% on a year-over-year basis. The growth in revenue reflects client interest in both standard managed services and cloud services. For the second quarter of 2010, cloud revenue was up 24% on a quarter-over-quarter basis and up 129% year-over-year.

Colocation contributed $84.3 million to overall Hosting revenue in the quarter, or 53%. Quarter-over-quarter, Colocation revenue was up 2%. On a year-over-year basis, Colocation revenue was roughly flat. Excluding revenue from the Fusepoint acquisition, Colocation revenue was $83.6 million in the second quarter, up 1% on a quarter-over-quarter basis and down (2%) on a year-over-year basis. The company is experiencing strong trends in colocation bookings, with increased interest from financial and cloud related clients.

Network

US dollars in millions	Three months ended
	6/30/10	3/31/10	6/30/09
Core	$33.5	$31.7	$26.9
Sustaining	$30.1	$32.2	$40.8

Total Network revenue	$63.6	$63.8	$67.7
Percentage change		—	(6%)

Overall Network revenue was $63.6 million in the second quarter and was flat on a quarterly basis. On an annual basis, Network revenue was down (6%). As of the second quarter, Core Network revenue surpassed Sustaining Network revenue, as the Core Network continued to grow while the Sustaining Network decline continued to slow. The Network business has continued to stabilize, as the company has refocused its efforts in this area, and it should begin to show overall growth by the end of 2010. The Network has also benefited from increased client interest in converged cloud.

For the quarter, Core Network contributed $33.5 million to overall Network revenue. Core Network revenue was up 6% on a quarter-over-quarter basis and was up 24% on a year-over-year basis. Sustaining Network contributed $30.1 million to overall Network revenue in the quarter. Quarter-over-quarter, Sustaining Network revenue was down (6%). On a year-over-year basis, Sustaining Network revenue declined (26%).

Highlights

The Financial Vertical represented 27% of total revenue, or $60.4 million, in the second quarter of 2010. Revenue in the quarter was up 9% compared to the first quarter of 2010 and was flat compared to the second quarter of 2009.

During the second quarter, the company announced the addition of Barclays Capital’s dark liquidity crossing network and UBS Investment Bank’s Alternative Trading System to its financial vertical ecosystem, in addition to many other new financial vertical clients.

Savvis continues to lead in the Financial Vertical, by functioning as a vital component of the fabric that interconnects the financial industry. In addition, the company remains well-positioned in this area, with infrastructure resources in the key financial markets, such as New York, Chicago, Toronto, London, Frankfurt, Tokyo, Hong Kong and Singapore.

In June, Savvis announced that its Savvis Symphony Virtual Private Data Center (VPDC) had successfully transitioned from beta to general availability. VPDC is one of the industry’s first enterprise-class virtual private data center solutions, with multi-tiered security, service and network profiles.

Savvis Symphony is the centerpiece of a converged cloud solution that blends cloud with traditional infrastructure services such as colocation and managed services. This unique combination, coupled with Savvis’ Tier1 network and global data center footprint, enables enterprises to have a consistent, secure, low-latency solution anywhere in the world.

Cash Flow and Balance Sheet

Net cash provided by operating activities was $32.3 million in the second quarter of 2010, compared to $38.4 million in the second quarter of 2009. Cash capital expenditures for the second quarter of 2010 totaled $51.5 million.

The company’s cash position at June 30, 2010, was $118.7 million, compared to $145.9 million at March 31, 2010. As of June 30, 2010, the long-term debt and capital leases for Savvis (net of current portion) totaled $712.8 million, up from $595.8 million as of March 31, 2010.

The company’s debt position increased during the second quarter of 2010, as the company borrowed $110.0 million on its revolving credit facility to fund the acquisition of Fusepoint. As part of the acquisition, Savvis added $9.3 million of capital leases.

Financial Outlook

“In addition to a 2% quarterly increase in revenue, we saw a slight quarterly increase in adjusted EBITDA, excluding Fusepoint acquisition and integration costs of $3.5 million. This improvement was despite our expected investment in cloud sales and marketing spend, performance driven sales and support costs, and an increase in commissions related to new business,” said Greg Freiberg, chief financial officer for Savvis. “Thanks to our continued strong organic growth, we have decided to provide full year 2010 revenue guidance of $912 to $927 million, which includes the Fusepoint acquisition.”

In addition, Savvis now expects the following for full year 2010, which includes the Fusepoint acquisition:

•	Adjusted EBITDA of $220 to $240 million, which is an increase from previous guidance of $210 to $225 million and does not include the $5 to $6 million of acquisition and integration costs

•	Total cash capital expenditures of $190 to $210 million, which is an increase from previous guidance of $180 to $200 million and includes $50 to $55 million for data center expansion

•	Cash interest expense (net) of approximately $55 to $60 million, which is an increase over previous guidance of $40 to $50 million and is due to expected changes in the company’s debt structure

Investor Conference Call

Savvis will webcast an investor conference call at 10:00 a.m. ET today, July 26, 2010. Both the webcast and supporting presentation will be available at savvis.net on the Investor Relations page. A live conference call will also be available by telephone at (866) 835-8906 for financial analysts in North America or (703) 639-1413 for international analysts. A replay will be available on the web site for six months. Investors may also access the replay by telephone through Saturday, Aug. 7, by dialing (888) 266-2081 in North America or (703) 925-2533 internationally and using the access code 1469201.

About Savvis

Savvis, Inc. (NASDAQ: SVVS) is a global leader in cloud infrastructure and hosted IT solutions for enterprises. More than 2,500 unique clients, including 30 of the top 100 companies in the Fortune 500, use Savvis to reduce capital expense, improve service levels and harness the latest advances in cloud computing. For more information, please visit savvis.net.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from Savvis’ expectations. Certain factors that could adversely affect actual results are set forth as risk factors described in Savvis’ SEC reports and filings, including its annual report on Form 10-K for the year ended December 31, 2009, and subsequent filings. Those risk factors include, but are not limited to, uncertainties in economic conditions, including conditions that could pressure enterprise IT spending; introduction of, demand for and market acceptance of Savvis’ products and services; whether or not Savvis is able to sign additional outsourcing deals; variability in pricing for those products and services; merger and acquisition activity by Savvis customers or other customer activity that affects the level of business done with Savvis; rapid evolution of technology; changes in the operating environment; and changes or proposed changes in, or introduction of new, regulatory schemes or environments that impact Savvis and/or its customers’ businesses. The forward-looking statements contained in this document speak only as of the date of publication, July 26, 2010. Subsequent events and developments may cause the company’s forward-looking statements to change, and the company will not undertake efforts to revise those forward-looking statements to reflect events after this date.

* Non-GAAP Measures

Savvis includes information pertaining to certain non-GAAP measures in conjunction with reporting of its quarterly and year-end financial results. “Adjusted EBITDA” represents income from continuing operations before depreciation, amortization and accretion, and non-cash, equity-based compensation and excludes acquisition and integration costs. We have included information concerning adjusted EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and liquidity. “Leveraged free cash flow” represents adjusted EBITDA less cash paid acquisition and integration costs, less cash capital expenditures and less cash interest, net. We have included information concerning leveraged free cash flow because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and liquidity. We do not provide forward looking guidance for certain financial data, such as income from operations, depreciation, amortization and accretion, non-cash, equity-based compensation, and interest income. As a result, we are unable to provide a reconciliation of non-GAAP measures, such as adjusted EBITDA and leveraged free cash flow for forward looking data, including 2010 full-year guidance. The calculations of adjusted EBITDA and leveraged free cash flow are not specified by United States generally accepted accounting principles. Our calculations of adjusted EBITDA and leveraged free cash flow may not be comparable to similarly-titled measures of other companies.

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenue	$221,756	$219,861	$438,343	$441,384
Operating Expenses:
Cost of revenue (including non-cash, equity-based compensation of $1,491, $1,474, $3,121 and $2,957)	120,221	121,441	239,589	241,962
Sales, general and administrative expenses (including non-cash, equity-based compensation of $5,054, $6,311, $11,877 and $11,719)	56,877	51,084	108,596	100,153
Depreciation, amortization and accretion	42,089	37,799	82,826	74,134

Total Operating Expenses	219,187	210,324	431,011	416,249

Income from Continuing Operations	2,569	9,537	7,332	25,135
Other income and expense	15,487	14,955	31,244	29,381

Income (Loss) from Continuing Operations before Income Taxes	(12,918)	(5,418)	(23,912)	(4,246)
Income tax expense	224	756	579	1,311

Income (Loss) from Continuing Operations, net of Income Taxes	(13,142)	(6,174)	(24,491)	(5,557)

Income (loss) from discontinued operations, net of income taxes	(49)	—	(49)	—

Net Income (Loss)	$(13,191)	$(6,174)	$(24,540)	$(5,557)

Income (Loss) per Share from Continuing Operations
Basic earnings per share	$(0.24)	$(0.12)	$(0.45)	$(0.10)

Diluted earnings per share	$(0.24)	$(0.12)	$(0.45)	$(0.10)

Weighted-Average Common Shares Outstanding
Basic	55,005	53,664	54,775	53,650

Diluted	55,005	53,664	54,775	53,650

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2010	December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$118,729	$160,815
Trade accounts receivable, net	59,517	45,754
Prepaid expenses and other current assets	40,741	21,217

Total Current Assets	218,987	227,786

Property and equipment, net	834,316	783,852
Goodwill and intangibles	95,336	—
Other non-current assets	20,102	13,120

Total Assets	$1,168,741	$1,024,758

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Payables and other trade accruals	$76,972	$52,710
Current portion of long-term debt and lease obligations	21,506	17,479
Other accrued liabilities	75,562	68,314

Total Current Liabilities	174,040	138,503

Long-term debt, net of current portion	486,873	376,089
Capital and financing method lease obligations, net of current portion	225,927	223,897
Other accrued liabilities	77,358	76,452

Total Liabilities	964,198	814,941

Stockholders’ Equity:
Common stock	551	545
Additional paid-in capital	884,354	862,834
Accumulated deficit	(658,969)	(634,429)
Accumulated other comprehensive loss	(21,393)	(19,133)

Total Stockholders’ Equity	204,543	209,817

Total Liabilities and Stockholders’ Equity	$1,168,741	$1,024,758

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Cash Flows from Operating Activities:
Net income (loss)	$(13,191)	$(6,174)	$(24,540)	$(5,557)
(Income) loss from discontinued operations, net of income taxes	(49)	—	(49)	—

Income (loss) from continuing operations, net of income taxes	(13,142)	(6,174)	(24,491)	(5,557)
Reconciliation of net income (loss) from continuing operations to net cash provided by operating activities:
Depreciation, amortization and accretion	42,089	37,799	82,826	74,134
Non-cash, equity-based compensation	6,545	7,785	14,998	14,676
Accrued interest, net	(1,948)	(1,293)	1,338	2,264
Amortization of debt discount	3,845	3,542	7,612	7,013
Other, net	261	(595)	593	(542)
Net changes in operating assets and liabilities:
Trade accounts receivable, net	(2,843)	3,261	(9,424)	5,464
Prepaid expenses and other current and non-current assets	(15,192)	(3,268)	(21,764)	(2,277)
Payables and other trade accruals	1,794	(3,018)	9,249	(2,991)
Other accrued liabilities	10,910	357	10,354	(8,138)

Net cash provided by continuing operations	32,319	38,396	71,291	84,046
Net cash provided by discontinued operations	1	—	1	—

Net cash provided by operating activities	32,320	38,396	71,292	84,046

Cash Flows from Investing Activities:
Payments for capital expenditures	(51,476)	(27,224)	(102,167)	(45,476)
Acquisition of business, net of cash acquired	(112,537)	—	(112,537)	—

Net cash used in investing activities	(164,013)	(27,224)	(214,704)	(45,476)

Cash Flows from Financing Activities:
Proceeds from long-term debt	110,000	799	110,000	2,865
Payments for debt issuance costs	(2,550)	—	(2,550)	—
Proceeds from stock option exercises	2,683	38	9,331	42
Payments for employee taxes on equity-based instruments	(2)	—	(2,814)	(444)
Principal payments on long-term debt	(1,650)	(1,650)	(3,300)	(3,300)
Principal payments under capital lease obligations	(2,651)	(2,208)	(5,189)	(4,158)
Other, net	(586)	—	(1,198)	—

Net cash provided by (used in) financing activities	105,244	(3,021)	104,280	(4,995)

Effect of exchange rate changes oncash and cash equivalents	(750)	935	(2,954)	89

Net Increase (Decrease) in Cash and Cash Equivalents	(27,199)	9,086	(42,086)	33,664
Cash and Cash Equivalents, Beginning of Period	145,928	145,862	160,815	121,284

Cash and Cash Equivalents, End of Period	$118,729	$154,948	$118,729	$154,948

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$12,953	$12,613	$20,786	$20,101

SAVVIS, Inc. and Subsidiaries

Unaudited Selected Condensed Consolidated Financial Information

(in thousands)

	Three Months Ended
	June 30,		March 31, 2010
	2010	2009
Segment Revenue:
Hosting	$158,179	$152,159	$152,751
Network	63,577	67,702	63,836

Total Revenue	$221,756	$219,861	$216,587

Segment Adjusted EBITDA:
Hosting	$59,280	$60,221	$58,960
Network	16,589	16,804	16,265
Corporate - Other (1)	(21,153)	(21,904)	(21,272)

Total Adjusted EBITDA (2)	$54,716	$55,121	$53,953

Adjusted EBITDA Reconciliation:
Income from continuing operations	$2,569	$9,537	$4,763
Depreciation, amortization and accretion	42,089	37,799	40,737
Non-cash, equity-based compensation	6,545	7,785	8,453
Acquisition and integration costs	3,513	—	—

Adjusted EBITDA	$54,716	$55,121	$53,953

Reconciliation of Adjusted EBITDA to Income (Loss) from Continuing Operations before Income Taxes:
Adjusted EBITDA	$54,716	$55,121	$53,953
Depreciation, amortization and accretion	(42,089)	(37,799)	(40,737)
Non-cash, equity-based compensation	(6,545)	(7,785)	(8,453)
Acquisition and integration costs	(3,513)	—	—
Interest income	20	44	30
Interest expense	(15,573)	(14,661)	(15,475)
Other income (expense)	66	(338)	(312)

Income (Loss) from Continuing Operations before Income Taxes	$(12,918)	$(5,418)	$(10,994)

Leveraged Free Cash Flow Reconciliation:
Adjusted EBITDA	$54,716	$55,121	$53,953
Acquisition and integration costs	(3,513)	—	—
Cash capital expenditures	(51,476)	(27,224)	(50,691)
Cash interest paid	(12,953)	(12,613)	(7,832)
Interest income	20	44	30

Leveraged Free Cash Flow (3)	$(13,206)	$15,328	$(4,540)

(1)	Corporate - Other adjusted EBITDA includes all costs not directly associated with hosting services or network services. Costs not directly associated with hosting services or network services include, but are not limited to, general and administrative costs.
(2)	Adjusted EBITDA represents income from continuing operations before depreciation, amortization, accretion and non-cash, equity-based compensation and excludes acquisition and integration costs. We have included information concerning adjusted EBITDA because we believe that in our industry such information is a relevant measurement of a company's operating financial performance and liquidity. The calculation of adjusted EBITDA is not specified by United States generally accepted accounting principles. Our calculation of adjusted EBITDA may not be comparable to similarly titled measures of other companies.
(3)	Leveraged Free Cash Flow represents adjusted EBITDA less cash paid acquisition and integration costs, less cash capital expenditures and less cash interest, net. We have included information concerning leveraged free cash flow because we believe that in our industry such information is a relevant measurement of a company's operating financial performance and liquidity.

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended	Six Months Ended
	June 30, 2010
Revenue	$221,756	$438,343
Operating Expenses:
Cost of revenue (including non-cash, equity-based compensation of $1,491, $1,474, $3,121 and $2,957)	120,221	239,589
Sales, general and administrative expenses (including non-cash, equity-based compensation of $5,054, $6,311, $11,877 and $11,719)	56,877	108,596
Depreciation, amortization and accretion	42,089	82,826

Total Operating Expenses	219,187	431,011

Income from Continuing Operations	2,569	7,332
Other income and expense	15,487	31,244

Income (Loss) from Continuing Operations before Income Taxes	(12,918)	(23,912)
Income tax expense	224	579

Income (Loss) from Continuing Operations, net of Income Taxes	(13,142)	(24,491)

Income (loss) from discontinued operations, net of income taxes	(49)	(49)

Net Income (Loss)	$(13,191)	$(24,540)

Adjusted EBITDA	$54,716	$108,669
As a percentage of revenue	25%	25%

Acquisition and integration costs	3,513	3,513

Adjusted EBITDA including acquistion and integration costs	$51,203	$105,156
As a percentage of revenue	23%	24%

SAVVIS, Inc. and Subsidiaries

Unaudited Supplemental Revenue Information

(in thousands, except per square foot amounts)

	Three Months Ended
	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010
Data Center Revenue
Colocation	$84,856	$85,341	$86,892	$82,467	$84,281
Managed hosting	67,303	62,814	67,772	70,284	73,898

Data Center Metrics (1)
Total raised floor	1,433	1,433	1,433	1,477	1,477
Revenue space	923	886	878	889	885
Billed square feet	622	640	591	601	622
Utilization	67%	72%	67%	68%	70%

Average Billed Square Feet
Colocation	595.4	608.6	592.3	572.1	586.6
Managed hosting	21.4	22.2	22.9	23.8	25.1

Total Average Billed Square Feet	616.8	630.8	615.2	595.9	611.7

Average Monthly Data Center Revenue Per Billed Square Foot (2)
Colocation	$47.5	$46.7	$48.9	$48.1	$47.5
Managed hosting	1,046.4	945.1	985.4	984.5	974.4

(1)    Data center metrics are calculated as of period end for each respective quarter.

(2)    Average monthly data center revenue per billed square foot is calculated as the revenue per quarter divided by the average billed square feet per quarter stated on a monthly basis.

SAVVIS Revenue by Vertical

	Three Months Ended
	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010

Financial vertical	$60,065	$53,974	$57,742	$55,532	$60,417
Other	159,796	159,237	162,077	161,055	161,339

Total Revenue	$219,861	$213,211	$219,819	$216,587	$221,756

Network Revenue Supplemental Information:

	Three Months Ended
	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010
Core (1)	$26,918	$28,616	$31,483	$31,670	$33,459
Sustaining (2)	40,784	36,440	33,672	32,166	30,118

Total Network Revenue	$67,702	$65,056	$65,155	$63,836	$63,577

(1)	Core network includes revenue from Thomson Reuters and from other financial vertical and data center customers, who also purchase bundled network and hosting services.
(2)	Sustaining network includes revenue from services that are either in slower growth or declining markets or are not directly tied to the future growth of the company's network and hosting businesses.